BINDING LETTER OF INTENT
AND
CONFIDENTIALITY AGREEMENT

BETWEEN

ICP Solar Technologies Inc.
And
Tejas Solares, SA

This letter of intent is intended to be binding on both parties upon signature. The parties agree to finalize a definitive agreement which will expand on the business terms set out below within 30 days of the signing of this letter.

Business Terms:

1. Commercialization of a photovoltaic tile which is currently being developed by ICP

2. ICP will grant Tejas Solares exclusive commercialization rights in the territory of  Spain, with a view to growing into all of Europe.

3. Tejas Solares commits to a minimum sales volume of 2000 homes/ year subject to commercial conditions to be defined by the parties.

All parties agree to hold in strict confidence all commercial and trade information exchanged and further, neither party shall act upon such information exchanged to the detriment of the other party, such obligation constituting a separate and distinct right not dependent on the enforceability of this letter of intent.